Exhibit 99.2
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Firstname Lastname
Street Address
City, State Zip

Dear Firstname:

I am writing to give you a quick glimpse of some of RemoteMDx' current projects and to bring you up to speed on a few of our exciting plans for the remainder of 2006.

Specifically, attached to this letter you will find a DVD containing our latest video, which I feel really tells the TrackerPAL(TM) story, particularly relating to sex offenders.

In addition, we have engaged the services of Politis Communications, a strategic communications agency, to help us execute a full public relations plan to increase the visibility of our company, product and distributors, and to help bring new retail investors into the company. We have used Politis Communications in the past on a project-to-project basis and we feel confident that they will help us achieve our communication objectives.

We will soon be sending RemoteMDx media kits to more than 4,500 journalists at newspapers, trade magazines, television and radio stations and Internet media outlets throughout the country. This media kit mailing is just one step we will take during the next few months to increase media attention and coverage for our company and garner even greater interest from prospective customers, partners and investors.

Interest in the TrackerPAL has been overwhelming, especially during the past few months, and we are making internal modifications to support the growing demand. We have strengthened our ranks here at RemoteMDx by adding new staff to our sales, support and technical teams. In addition to adding staff, we are busy creating new partnerships with our growing base of distributors.

Currently, we have purchase orders for 20,000 units to be installed by the end of 2006. If these units are successfully deployed, the resulting contracts will put us on a $50 million run rate for 2007.

We are excited about the growth we have experienced these past few months and anticipate continued escalation throughout the remainder of 2006. Thank you for your continued interest and support as RemoteMDx endeavors to maximize our shareholders' interests by making this world a safer place.

Sincerely,



James Dalton, CEO
SecureAlert, a RemoteMDx company

Att.